                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                               INVESCO BOND FUND

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Bond Fund (the "Fund") was held on August 26, 2016. The Meeting was held for the following purpose:

(1). Election of Trustees by Common Shareholders.

The results of the voting on the above matter were as follows:

                                                Votes    Votes
               Matter                            For    Withheld
               ------                         --------- ---------
               (1). Albert R. Dowden......... 8,644,121 1,668,143
                    Eli Jones................ 8,652,410 1,659,854
                    Prema Mathai-Davis....... 8,620,916 1,691,348
                    Raymond Stickel, Jr...... 8,651,859 1,660,405